Exhibit 10.3.2

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT, made this [________], between Greenway Medical Technologies, Inc., a Georgia corporation (the "Corporation"), and [________] ("Grantee");

WITNESSETH THAT:

WHEREAS, the Corporation maintains the “1999 Stock Option Plan” (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Grantee has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.

Grant of option. The Corporation hereby irrevocably grants to the Grantee the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of [________] Common Shares (such number being subject to adjustment as provided in paragraph 6 hereof) on the terms and conditions herein set forth.

2.

Purchase price; Exercise. The purchase price of the Common Shares covered by the Option shall be [________]. This option and any portion thereof, may be exercised only upon the happening of any of the following events:

A.

All or substantially all of the Corporation’s common stock is converted into or exchanged for corporate equity interests which are listed and actively traded on a recognized stock exchange; or

B.

Ten (10) years from the date of this Option Agreement.

3.

Term of option. The term of the Option shall be for a period of ten years from the date hereof, subject to earlier termination as provided herein. The purchase price of the shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise. The holder of the Option shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

4.

Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Grantee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect and shall operate to terminate the Option and to divest Grantee of same.

5.

Death of Grantee.  If the Grantee shall die prior to a date on which this Option becomes exercisable, the Option may be exercised (to the extent that the Grantee shall have been entitled to do so at the date of his death) by a legatee or legatees of the Grantee under his last will, or by his personal representatives or distributees, at any time within three years after his death, but not more than ten years after the date hereof.

6.

Changes in capital structure. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

7.

Limitations. This Option may not be exercised if such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. The Grantee, as a condition to his exercise of this Option, shall represent to the Corporation that the shares that he acquires under this Option are being acquired by him for investment and not with a present view to distribution or resale, unless counsel for the Corporation is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

8.

Method of exercising option.  Subject to the terms and conditions of this Option, the Option may be exercised by written notice to the Corporation’s legal counsel, William G. Esslinger, Jr., 121 Greenway Blvd., Carrollton, Georgia, 30117 (phone: 770-836-3100). Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Upon receipt of such notice, accompanied by payment of the full purchase price of such shares and the original, signed draft of this Option, the Corporation’s counsel shall deliver to Grantee a certificate or certificates representing such shares and a new option for those shares not exercised, if any. Payment of such purchase price shall be made by check payable to the order of the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Grantee and if the Grantee shall so request in the notice exercising the Option, shall be registered in the name of the Grantee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 5 hereof, by any person or persons other than the Grantee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

9.

Subsidiary.  As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation, as that term is defined in Section 424 of the Internal Revenue Code of 1986.

10.

Withholding. As a condition to the issuance of shares of Common Stock of the Corporation under this Option, the Grantee authorizes the Corporation to withhold in accordance with applicable law any taxes required to be withheld by the Corporation under Federal, State or local law as a result of his exercise of this Option.

11.

Information. The Grantee acknowledges and represents that he has reviewed all financial and other records of the Corporation that he deems necessary to make an informed decision about the Corporation’s future prospects and the value of this Option.

GREENWAY MEDICAL TECHNOLOGIES, INC.

By:__________________________

Its:

____________________________

[________], Grantee